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                                                            Exhibit 20.5



EDISON INTERNATIONAL

FOR IMMEDIATE RELEASE


                                                Contact:  Jo Ann Goddard
                                                          (818) 302-2255
                          World Wide Web Address: http://www.edisonx.com

                 EDISON INTERNATIONAL BOARD OF DIRECTORS
                INCREASES SHARE REPURCHASE AUTHORIZATION


   ROSEMEAD, Calif., Sept 27, 1996 - Edison International's Board of Directors voted to increase its authorization of the repurchase of common stock by $500 million. This increase raises the level of potential share repurchase to $800 million from the $300 million previously authorized.

   From the beginning of its share repurchase program on February 14, 1995 through September 25, 1996, the company has repurchased 14,199,725 shares for approximately $233 million at an average price of $16.39 per share.



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Edison International is the holding company for Southern California
Edison, Edison Mission Energy, Edison Capital, Edison Source and Edison EV (Electric Vehicles).